EXHIBIT 3.10

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES F CONVERTIBLE PREFERRED STOCK
OF
BPO MANAGEMENT SERVICES, INC.

The undersigned, the Chief Executive Officer of BPO Management Services, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series F Convertible Preferred Stock, was duly adopted on April 4, 2008, as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.01 per share, authorized in Article III of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series F Convertible Preferred Stock,” consisting of One Million Three Hundred Thousand (1,300,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank.  The designation of such series of the Preferred Stock shall be the Series F Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”).  The maximum number of shares of Series F Preferred Stock shall be One Million Three Hundred Thousand (1,300,000) shares.  The Series F Preferred Stock shall rank senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), but junior to all other classes and series of equity securities of the Company, including, without limitation, the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-2 Preferred Stock, unless any such other class or series, by its express terms, ranks junior to the Series F Preferred Stock (which class or series of preferred stock, with, as appropriate, the Common Stock, is hereinafter referred to as the “Junior Stock”).

2. Dividends.

(a) Payment of Dividends.  Commencing on the date of the initial issuance (the “Issuance Date”) of the Series F Preferred Stock, the holders of record of shares of Series F Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and as declared by the Board of Directors, dividends in an amount and as of the same record and payment dates as any dividends in respect of the Common Stock that shall have been declared by the Board of Directors (the “Dividend Payment”), and no more, payable in cash (on an as-converted basis then calculated in accordance with Section 5(a) hereof).  Dividends on the Series F Preferred Stock shall not be cumulative.  Dividends on the Series F Preferred Stock are prior to and in preference of any declaration or payment of any distribution on any outstanding shares of Junior Stock, except for the Common Stock in respect of which dividends on the Series F Preferred Stock shall be pari passu.

(b) In the event of a dissolution, liquidation, or winding up of the Company pursuant to Section 4 hereof, all declared and unpaid dividends on the Series F Preferred Stock shall be payable on the date of payment of the preferential amount to the holders of Series F Preferred Stock.  In the event of a voluntary conversion pursuant to Section 5(a) hereof, all declared and unpaid dividends on the Series F Preferred Stock being converted shall be payable on the Voluntary Conversion Date (as defined in Section 5(b)(i) hereof).

(c) For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

(d) If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and concurrently therewith, then the Company shall make or issue or set an equivalent record date for the determination of holders of Series F Preferred Stock entitled to receive a dividend or other distribution payable in shares of Series F Preferred Stock and, concurrently with any such declaration in respect of the Common Stock, shall make an equivalent declaration in respect of the Series F Preferred Stock in an amount equivalent (on an as-converted basis) to the relevant Common Stock per-share dividend or distribution.

3. Voting Rights.  Except as required by Delaware law, the Series F Preferred Stock shall have no voting rights.  The Common Stock into which the Series F Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series F Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $4.25 per share (the “Liquidation Preference Amount”) of the Series F Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.  The Liquidation Preference Amount shall not include any declared and unpaid dividends, as such dividends shall be paid pari passu with the Common Stock in accordance with the provisions of Section 2(a), above.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series F Preferred Stock and any series of Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution, or winding up with the Series F Preferred Stock, then all of said assets will be distributed among the holders of the Series F Preferred Stock and the other classes of stock ranking pari passu with the Series F Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Common Stock issuable upon conversion of the Series F Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Common Stock issuable upon conversion of the Series F Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series F Preferred Stock), or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series F Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series F Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company, except in respect of any declared and unpaid dividends, as provided hereinabove.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company are disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation or corporations, the Series F Preferred Stock shall maintain its relative powers, designations, and preferences provided for herein and no merger shall result which is inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution. or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series F Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion.  The holder of Series F Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert.  At any time on or after the Issuance Date, the holder of any such shares of Series F Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series F Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series F Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  In the event of a liquidation, dissolution, or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series F Preferred Stock.  In the event of such a liquidation, dissolution, or winding up, the Company shall provide to each holder of shares of Series F Preferred Stock notice of such liquidation, dissolution, or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Series F Preferred Stock that will be paid or distributed on such liquidation, dissolution, or winding up, as the case may be.

(b) Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series F Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert Series F Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (714) 974-2670, Attention:  Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series F Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii) Company’s Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission (“DWAC”) System as specified in the Conversion Notice, registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and the Company and the Transfer Agent are participating in DTC through the DWAC system.  If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series F Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series F Preferred Stock not converted.

(iii) Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to issue promptly to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder’s Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within five (5) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within three (3) business days submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than ten (10) business days from the time it receives the disputed calculations.  Such accountant’s calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct.  The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).  In the case of a dispute as to the occurrence of a subsequent issuance or other event which would trigger a reset of the Conversion Price pursuant to Section 5(e), below, or the adjusted value of the Conversion Price, the Company shall submit the disputed determinations via facsimile within three (3) business days of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the holder.  If the holder and the Company are unable to agree upon such determination or calculation within five (5) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within three (3) business days submit via facsimile a copy of (a) the disputed agreement or other documentation of an event or occurrence which the holder believes may trigger a reset of the Conversion Price to an independent law firm (having at least 400 attorneys) selected by the Company and approved by the holder or (b) the disputed arithmetic calculation of the Conversion Price to the Company’s independent, outside accountant (which shall be ranked in the top 10 accounting firms nationally, by revenue).  The Company, at the Company’s expense, shall cause the law firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations.  Such law firm’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(iv) Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series F Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Intentionally omitted.

(d) Conversion Price.  The term “Conversion Price” shall mean the price per share of the Common Stock issuable upon conversion of the Series F Preferred Stock, which price shall be $0.17, subject to adjustment under Section 5(e) hereof.  Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than such price per share except if it is adjusted pursuant to Section 5(e)(i).

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Intentionally Omitted.

(iii) Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series F Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series F Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series F Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Series F Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series F Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iv) Adjustments for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon conversion of the Series F Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a stock split or combination of shares or distributions provided for in Sections 5(e)(i) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series F Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation, or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or distributions provided for in Sections 5(e)(i) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series F Preferred Stock shall have the right thereafter to convert such share of Series F Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series F Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series F Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock.  In case any shares of Common Stock or Convertible Securities other than the Series F Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock.  In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company.  In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(vii) Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(viii) Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Issuer’s stock option plans and employee stock purchase plans that either (x) exist on the date hereof and are duly approved by the Company’s Board of Directors or (y) are permitted under Section 9.15 of the Purchase Agreement, and (v) Common Stock issued as payment of dividends on the Series F Preferred Stock or any series of Preferred Stock that ranks superior to or pari passu with the Series F Preferred Stock.

(f) No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series F Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series F Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series F Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series F Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series F Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series F Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series F Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series F Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series F Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation, or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series F Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation, or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k) Reservation of Common Stock.  The Company shall, so long as any shares of Series F Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series F Preferred Stock then outstanding.  The initial number of shares of Common Stock reserved for conversions of the Series F Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series F Preferred Stock based on the number of shares of Series F Preferred Stock held by each holder of record at the time of issuance of the Series F Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series F Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series F Preferred Stock shall be allocated to the remaining holders of Series F Preferred Stock, pro rata based on the number of shares of Series F Preferred Stock then held by such holder.

(l) Retirement of Series F Preferred Stock.  Conversion of Series F Preferred Stock shall be deemed to have been effected on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series F Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series F Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m) Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series F Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights.  No holder of the Series F Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction.  Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series F Preferred Stock convert shares of the Series F Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series F Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series F Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series F Preferred Stock referenced in the Waiver Notice.

8. Intentionally Omitted.

9. Negative Covenants.  So long as any shares of Series F Preferred Stock are outstanding, without the consent of the holders owning of record not less than 66% of the shares of Series F Preferred Stock then outstanding, this Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(a) Amend its certificate of incorporation, bylaws, or other charter documents so as to affect any rights of any Holder (for the avoidance of doubt, the filing of amendments to the Company’s certificate of incorporation to file a certificate of designation for any Series F Preferred Stock), is specifically permitted); or

(b) Enter into any agreement with respect to the foregoing.

10. Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert.  If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, the holder, solely at such holder’s option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series F Preferred Stock that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding of its Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice); or

(ii) require the Company to redeem from such holder those shares of Series F Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder’s Conversion Notice (“Mandatory Redemption”) at a price per share equal to one hundred ten percent (110%) of the Liquidation Preference Amount, plus any declared but unpaid dividends as of such Conversion Date (the “Mandatory Redemption Price”).

(b) Mechanics of Fulfilling Holder’s Election.  The Company shall immediately send via facsimile to a holder of Series F Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 10(a), above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice, (ii) the number of Series F Preferred Stock which cannot be converted, and (iii) the applicable Mandatory Redemption Price.  Such holder shall notify the Company of its election pursuant to Section 10(a), above, by delivering written notice via facsimile to the Company (the “Notice in Response to Inability to Convert”).

(c) Payment of Redemption Price.  If such holder shall elect to have its shares redeemed pursuant to Section 10(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company’s receipt of the holder’s Notice in Response to Inability to Convert, provided that, prior to the Company’s receipt of the holder’s Notice in Response to Inability to Convert, the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms hereof.  If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 10(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series F Preferred Stock may have under this Certificate of Designation, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series F Preferred Stock for which the full Mandatory Redemption Price has not been paid and (ii) receive back such Series F Preferred Stock.

(d) Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one holder of Series F Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series F Preferred Stock pursuant to this Section 10, the Company shall convert and redeem from each holder of Series F Preferred Stock electing to have Series F Preferred Stock converted and redeemed at such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series F Preferred Stock held by such holder relative to the number shares of Series F Preferred Stock outstanding) of all shares of Series F Preferred Stock being converted and redeemed at such time.

11. Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than sixty-six percent (66%) of the then outstanding shares of Series F Preferred Stock (in addition to any other corporate approvals then required to effect such action) shall be required for any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend, alter, change, or repeal any of the powers, designations, preferences and rights of the Series F Preferred Stock.

12. Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the shares of Series F Preferred Stock, and, in the case of loss, theft, or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series F Preferred Stock into Common Stock.

13. Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series F Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series F Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

14. Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series F Preferred Stock and shall not be construed against any person as the drafter hereof.

15. Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series F Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 30th day of June, 2008.

BPO MANAGEMENT SERVICES, INC.
By:	/s/ James Cortens
James Cortens, President

EXHIBIT I

BPO MANAGEMENT SERVICES, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series F Convertible Preferred Stock of BPO Management Services, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series F Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of BPO Management Services, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the
Holder on the Date of Conversion:
Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:
Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated: